EXHIBIT 21


                           LIST OF SUBSIDIARIES



     The Partnership was a joint venture partner in North Rivers Market Associates, a general partnership which held title to the North Rivers Market shopping center, located in North Charleston, South Carolina.

     The Partnership was a joint venture partner in Calibre Pointe Associates, a general partnership which held title to Calibre Pointe Apartments, located in Atlanta, Georgia.

     Reference is made to the Notes for a summary description of the terms of such partnership agreements.